SECRETARY OF STATE

STATE OF NEVADA

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships, and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that there was filed in this office on December 28, 2010

ARTICLES OF MERGER
merging
DORAL ACQUISITION CORP.
(NEVADA CORPORATION)
into
DORAL ENERGY CORP.
(NEVADA CORPORATION)
changing name to
CROSS BORDER RESOURCES, INC. (effective date January 4, 2011)

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on December 28, 2010.

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20101228-0985
You may verify this certificate
online at **http://www.nvsos.gov/**